UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2014

THESTREET, INC.

(Exact name of registrant as specified in its charter)

DELAWARE

(State or other jurisdiction of incorporation)

0-25779	06-1515824
(Commission File Number)	(IRS Employer Identification No.)

14 WALL STREET, 15TH FLOOR

NEW YORK, NEW YORK 10005

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (212) 321-5000

NA

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensation of Chief Executive Officer

On February14, 2014, the Compensation Committee of the Board of Directors of TheStreet, Inc. (the “Company”) approved changes to the compensation structure for Ms. Elisabeth DeMarse, the Company’s Chairman, President and Chief Executive Officer. In reaching its decision to adjust Ms. DeMarse’s compensation, the Compensation Committee internally discussed Ms. DeMarse’s past contributions to the Company and the need to provide her with future incentives. Taking into account the Company’s compensation philosophies, including the need to create a link between pay and performance and align the interests of the President and Chief Executive Officer with the interests of the Company and its stockholders, the Compensation Committee determined that it would be appropriate for Ms. DeMarse to be eligible to participate in the Company’s annual performance-based cash incentive bonus plans, in which to date she has not been eligible to participate.

Based on the Compensation Committee’s determinations and in recognition of Ms. DeMarse past performance and to provide future incentives, a decision was made to: (i) increase Ms. DeMarse’s base salary from $400,000 per annum to $480,000 per annum, effective retroactively to January 1, 2014; (ii) grant Ms. DeMarse a one-time discretionary cash bonus of $150,000 for her performance during fiscal year 2013; and (iii) authorize that Ms. DeMarse be eligible to participate in any future annual performance-based cash incentive bonus plans, commencing with the plan adopted by the Compensation Committee for fiscal year 2014, with an initial target bonus of 30% of base salary, which will such target percentage remain in place for bonuses plans for future years unless modified by the Compensation Committee.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THESTREET, INC. (Registrant)

Date: February 18, 2014	By:	/s/ John C. Ferrara
John C. Ferrara
Chief Financial Officer